Exhibit 10.4

SECOND AMENDMENT TO THE

CASH AMERICA INTERNATIONAL, INC.

NONQUALIFIED SAVINGS PLAN

(as amended and restated effective January 1, 2009)

THIS AMENDMENT to the Cash America International, Inc. Nonqualified Savings Plan (the “Plan”) is made by the Administrative Committee of the Plan (the “Administrative Committee”).

W I T N E S S E T H :

WHEREAS, Cash America International, Inc. (the “Controlling Company”) maintains the Plan for the benefit of its eligible employees; and

WHEREAS, Section 10.1 of the Plan provides that the Administrative Committee has the authority to amend the Plan at any time; and

WHEREAS, the Controlling Company owns all of the currently issued and outstanding common stock of Enova International, Inc. (“Enova”); and

WHEREAS, Enova intends to establish its own nonqualified savings plan (the “Enova NSP”); and

WHEREAS, the Administrative Committee desires to amend the Plan to permit a spinoff of rabbi trust assets and liabilities related to participants’ employment with Enova or any of its subsidiaries from the Plan to the Enova NSP, and make such other changes as indicated herein;

NOW, THEREFORE, the Plan is hereby amended as follows, effective upon execution of this Amendment:

1. Section 2.3 is amended in its entirety to read as follows:

2.3 Cessation of Eligibility.

An employee shall cease active participation in the Plan if he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case his Deferral Election and Annual Bonus Election shall not apply to Compensation earned in any Plan Year during which he does not satisfy the requirements as an Eligible Employee. An employee shall cease active participation in the Plan upon his Separation from Service, in which case his Deferral Election and Annual Bonus Election shall not apply to Compensation payable after Separation from Service. An employee shall cease active participation in the Plan upon his transfer to employment with a member of the Controlled Group that is not part of the Company, but only to the extent that his Deferral Election and Annual Bonus Election for the year of transfer continue to apply, under a nonqualified deferred compensation plan sponsored by his new employer, to his Compensation. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is spilled over and/or distributed from the Plan, (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan, or (iii) the date his Account is transferred to a successor plan as described in Section 5.8. During the period of time that an employee is an inactive Participant in the Plan, his vested Account shall continue to be credited with earnings as provided for in Section 3.7.

2. The last sentence of Section 3.1(a) is amended to read as follows:

Each Account of a Participant shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary or transferred to a successor plan.

3. Section 3.2(b)(2) is amended in its entirety to read as follows:

(2) Effect of Transfers Between Entities. If a Participant is transferred from the employment of one entity that is part of the Company to another entity that is also part of the Company, his Deferral Election and Annual Bonus Election with the first entity will remain in effect and will apply to his Compensation from the second entity until terminated as set forth in subsection (1) above. If a Participant is transferred from employment with the Company to the employment of a member of the Controlled Group that does not participate in either the Plan or another nonqualified deferred compensation plan, then his Deferral Election and Annual Bonus Election will remain in effect and will apply to his Compensation earned for the Plan Year during which the transfer occurs, and will be automatically cancelled as of the end of such Plan Year. If a Participant is transferred from employment with the Company to the employment of a member of the Controlled Group that does not participate in the Plan but maintains another nonqualified deferred compensation plan, then his Deferral Election and Annual Bonus Election will remain in effect under the Plan and will apply to his Compensation earned for the Plan Year during which the transfer occurs, but only to the extent that his Deferral Election and Annual Bonus Election for the year of transfer do not continue to apply, under a nonqualified deferred compensation plan sponsored by his new employer, to his Compensation; such Deferral Election and Annual Bonus Election will be automatically cancelled as of the end of such Plan Year. If a Participant is transferred to employment with the Company from employment with a member of the Controlled Group that does not participate in the Plan but maintains another nonqualified deferred compensation plan, then (i) his deferral election(s) under such other plan will transfer to, and be deemed as, a Deferral Election and/or Annual Bonus Election (as applicable) under the Plan with respect to his Compensation earned after such transfer; and (ii) the timing and form of payment that applied to deferrals made pursuant to such transferred Deferral Election and/or Annual Bonus Election under such other plan will transfer to the Plan and apply to deferrals made pursuant to such transferred Deferral Election and/or Annual Bonus Election, subject to modification pursuant to the terms of Section 5.2(c).

4. Section 3.4 is amended in its entirety to read as follows:

(a) Matching Contributions.

As of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time to time), the Administrative Committee shall credit to each Participant’s Account for such payroll period a Matching Contribution equal to 50 percent of the Participant’s Matching Compensation deferred under the Plan for such payroll period, up to 5 percent of such Participant’s Matching Compensation; provided, the total amount of Matching Contributions credited to such Participant’s Account for any payroll period shall not exceed 2.5 percent of such Participant’s Matching Compensation for such payroll period.

5. Section 5.5 is amended in its entirety to read as follows:

5.5 Offset of Benefit by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any payment or payments of the Post-409A Account to a Participant or Beneficiary under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to a member of the Controlled Group. Notwithstanding the foregoing, no such offset will apply before the Post-409A Account is otherwise payable to the Participant or Beneficiary under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the service relationship between the Participant and the Controlled Group, (ii) the entire amount of offset to which this sentence and similar provisions in other nonqualified deferred compensation plans of Controlled Group members applies in a single taxable year does not exceed $5,000, (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

6. Section 5.6(b) is amended in its entirety to read as follows:

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder is subject to any taxes which the Company shall be required to pay or withhold at the time the Post-409A Account becomes payable hereunder, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Post-409A Account that is not then payable or other deferrals of compensation under a plan maintained by a member of the Controlled Group that are subject to Code Section 409A and are not then payable.

7. A new Section 5.8 is added to the Plan to read as follows:

5.8 Transfers to Successor Plans

The Administrative Committee, in its sole discretion, may cause the Plan to transfer to another nonqualified deferred compensation plan (in connection with a spin-off, change in control, disaffiliation or similar transaction, or in connection with the establishment of a separate nonqualified deferred compensation plan by a member of the Controlled Group) all or part of the liabilities associated with Accounts maintained under the Plan, subject to such rules and requirements as the Administrative Committee may deem appropriate. Any such transfer will be made, and Accounts will be administered following such transfer, in accordance with the terms of the Code (including, without limitation, Code Section 409A). Upon the effectiveness of any such transfer, the Plan will have no further responsibility or liability with respect to the transferred liabilities. In connection with such transfer, assets may be transferred from the Trust to a successor rabbi trust established for the successor nonqualified plan if permitted by the Controlling Company.

8. Section 8.2 is amended in its entirety to read as follows:

8.2 Trust.

The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement and subject to Section 5.8, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

9. Except as specified herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Controlling Company has caused its duly authorized officer to execute this Amendment on the date written below.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ Curtis Linscott

Name:	J. Curtis Linscott

Title:	Executive Vice President

Date:	June 28, 2012

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